Bojangles’, Inc. – Fiscal Year 2017

Fourth Fiscal Quarter 2017 Results

Exhibit 99.1

For Investor Relations Inquiries:

Raphael Gross of ICR

203.682.8253

For Media Inquiries:

Brian Little of Bojangles’ Restaurants, Inc.

704.519.2118

Bojangles’, Inc. Reports Financial Results for its Fourth Fiscal Quarter and Fiscal Year 2017

Provides Annual Guidance for its Fiscal Year 2018

CHARLOTTE, N.C. — (Globe Newswire) — March 6, 2018 — Bojangles’, Inc. (Bojangles’) (NASDAQ: BOJA) today announced financial results for the 14-week fourth fiscal quarter and 53-week fiscal year ended December 31, 2017. Bojangles’ also provided annual guidance for the 52-week fiscal year 2018 ending on December 30, 2018.

Highlights for the Fourteen-Week Fourth Fiscal Quarter 2017 Compared to the Thirteen-Week Fourth Fiscal Quarter 2016

◾	Total revenues increased 6.2% to $148.1 million from $139.4 million in the prior year fiscal quarter;

◾	System-wide comparable restaurant sales decreased 3.1%, while company-operated comparable restaurant sales decreased 4.4% and franchised comparable restaurant sales decreased 2.2%;

◾	15 system-wide restaurants were opened – 9 company-operated restaurants and 6 franchised restaurants;

◾	Net Income* was $48.8 million as compared to $9.8 million in the prior year fiscal quarter;

◾	Diluted Net Income per Share* was $1.27 as compared to $0.26 in the prior year fiscal quarter;

◾	Adjusted Net Income** was $8.7 million as compared to $10.6 million in the prior year fiscal quarter;

◾	Adjusted Diluted Net Income per Share** was $0.23 as compared to $0.28 in the prior year fiscal quarter; and

◾	Adjusted EBITDA** was $21.9 million as compared to $24.6 million in the prior year fiscal quarter.

Highlights for the Fifty-Three Week Fiscal Year 2017 Compared to the Fifty-Two Week Fiscal Year 2016

◾	Total revenues increased 2.9% to $547.4 million from $531.9 million in the prior fiscal year;

◾	System-wide comparable restaurant sales decreased 2.1%, while company-operated comparable restaurant sales decreased 3.7% and franchised comparable restaurant sales decreased 1.1%;

Bojangles’, Inc. – Fiscal Year 2017

Fourth Fiscal Quarter 2017 Results

◾	52 system-wide restaurants were opened – 26 company-operated restaurants and 26 franchised restaurants; 4 company-operated restaurants closed, of which 3 were relocations, and 6 units were refranchised from company-operated to franchised;

◾	Net Income* was $72.0 million as compared to $37.7 million in the prior fiscal year;

◾	Diluted Net Income per Share* was $1.87 as compared to $1.00 in the prior fiscal year;

◾	Adjusted Net Income** was $31.9 million as compared to $37.9 million in the prior fiscal year;

◾	Adjusted Diluted Net Income per Share** was $0.83 as compared to $1.00 in the prior fiscal year; and

◾	Adjusted EBITDA** was $76.7 million as compared to $88.9 million in the prior fiscal year.

* The fourth fiscal quarter ended December 31, 2017 and the fiscal year ended December 31, 2017 each included a deferred income tax benefit of $40.1 million, or $1.04 per diluted share, related to the Tax Cuts and Jobs Act.

** Descriptions of Adjusted Net Income, Adjusted Diluted Net Income per Share, Adjusted EBITDA and other non-GAAP financial measures are provided in this release under “Use and Definition of Non-GAAP Measures,” and reconciliations to GAAP figures are provided in the tables at the end of this release.

Fourth Fiscal Quarter 2017 Financial Review

System-wide comparable restaurant sales decreased 3.1%, consisting of a 4.4% decrease in company-operated comparable restaurant sales and a 2.2% decrease in franchised comparable restaurant sales. The comparable restaurant sales decrease at company-operated restaurants was composed of a decrease in transactions, partially offset by increases in price and mix.

Total revenues increased 6.2% to $148.1 million in the fourth fiscal quarter of 2017 from $139.4 million in the prior year fiscal quarter. The increase was primarily due to a net additional 48 system-wide restaurants at December 31, 2017 compared to December 25, 2016 and an incremental fourteenth operating week during the fourth fiscal quarter 2017, partially offset by comparable restaurant sales declines at our company-operated and franchised restaurants.

Company-operated restaurant revenues increased 6.1% to $140.3 million in the fourth fiscal quarter of 2017 from $132.2 million in the prior year fiscal quarter. Franchise royalty revenues increased 11.3% to $7.6 million in the fourth fiscal quarter of 2017 from $6.8 million in the prior year fiscal quarter.

Restaurant contribution, a non-GAAP measure, decreased 13.2% to $22.5 million in the fourth fiscal quarter of 2017 from $26.0 million in the prior year fiscal quarter. As a percentage of company restaurant revenues, restaurant contribution margin, a non-GAAP measure, decreased to 16.1% in the fourth fiscal quarter of 2017 from 19.6% in the prior year fiscal quarter.

General and administrative expenses decreased 9.6% to $9.8 million in the fourth fiscal quarter of 2017 from $10.9 million in the prior year fiscal quarter.

Net Income increased to $48.8 million in the fourth fiscal quarter of 2017 compared to $9.8 million in the prior year fiscal quarter. During the fourth fiscal quarter of 2017, the Company recognized a deferred income tax benefit of $40.1 million as a result of the revaluation of its deferred tax assets and liabilities associated with the enactment of the Tax Cuts and Jobs Act. Diluted Net Income per Share increased to $1.27 in the fourth fiscal quarter of 2017 compared to $0.26 in the prior year fiscal quarter.

Adjusted Net Income, a non-GAAP measure, decreased 17.9% to $8.7 million in the fourth fiscal quarter of 2017 compared to $10.6 million in the prior year fiscal quarter. Adjusted Diluted Net Income per Share decreased 17.9% to $0.23 in the fourth fiscal quarter of 2017 compared to $0.28 in the prior year fiscal quarter.

Adjusted EBITDA, a non-GAAP measure, decreased 10.8% to $21.9 million in the fourth fiscal quarter of 2017 from $24.6 million in the prior year fiscal quarter.

Bojangles’, Inc. – Fiscal Year 2017

Fourth Fiscal Quarter 2017 Results

Fiscal Year 2018 Guidance

Bojangles’ is providing an annual outlook for the 52-week period ending on December 30, 2018:

◾	Total revenues of $550.0 million to $560.0 million (including approximately $11.0 million of franchise marketing and co-op advertising contribution revenues due to the change in the revenue recognition rules);

◾	System-wide comparable restaurant sales of negative low-single digits to flat;

◾	The opening of 30 to 40 system-wide restaurants, comprised of 6 to 10 company-operated restaurants and 24 to 30 franchised restaurants;

◾	Restaurant contribution margin of 14.0% to 14.5%;

◾	General and administrative expenses of $43.0 million to $43.5 million;

◾	Cash capital expenditures of $11.5 million to $12.5 million;

◾	Adjusted Diluted Net Income per Share of $0.64 to $0.72; and

◾	Adjusted EBITDA of $64.0 million to $68.0 million.

We have not reconciled guidance for Adjusted Diluted Net Income per Share or Adjusted EBITDA to the corresponding GAAP financial measures because we do not provide guidance for the various reconciling items. We are unable to provide guidance for these reconciling items because we cannot determine their probable significance, as certain items are outside of our control and cannot be reasonably predicted due to the fact that these items could vary significantly from period to period. Accordingly, reconciliations to the corresponding GAAP financial measures are not available without unreasonable effort.

Conference Call and Webcast Today

Bojangles’ will host a conference call and webcast to discuss the fourth fiscal quarter 2017 and fiscal year 2017 results, as well as fiscal year 2018 guidance today at 5:00 p.m. Eastern Time. The conference call dial-in number is 201-493-6725. A telephone replay will be available through Friday, April 6, 2018 and may be accessed by dialing 412-317-6671. The conference ID is 13675579.

The conference call will also be webcast live and later archived on the Investors section of our website at www.bojangles.com.

About Bojangles’, Inc.

Bojangles’, Inc. is a highly differentiated and growing restaurant operator and franchisor dedicated to serving customers high-quality, craveable food made from our Southern recipes, including breakfast served All Day, Every Day. Founded in 1977 in Charlotte, N.C., Bojangles’® serves menu items such as made-from-scratch biscuit breakfast sandwiches, delicious hand-breaded bone-in chicken, flavorful fixin’s (sides) and Legendary Iced Tea®. At December 31, 2017, Bojangles’ had 764 system-wide restaurants, of which 325 were company-operated and 439 were franchised restaurants, primarily located in the Southeastern United States. For more information, visit www.bojangles.com or follow Bojangles’ on Facebook and Twitter.

Bojangles’, Inc. – Fiscal Year 2017

Fourth Fiscal Quarter 2017 Results

Use and Definition of Non-GAAP Measures

We utilize certain non-GAAP measures when assessing the operational strength and the performance of our business. We believe these non-GAAP measures assist our board of directors, management and investors in comparing our operating performance, on a consistent basis from period to period, by isolating the effects of certain items that vary from period to period without any correlation to core operating performance or that vary significantly among similar companies. Bojangles’ cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, reported GAAP results.

Restaurant contribution represents our operating income excluding the impact of franchise royalty revenues, other franchise revenues, general and administrative expenses, depreciation and amortization, impairment and (gain) loss on disposal of property and equipment and other, as identified by the reconciliation table below. Restaurant contribution margin is defined as restaurant contribution as a percentage of company-operated restaurant revenues. Restaurant contribution and restaurant contribution margin are supplemental measures of operating performance of our company-operated restaurants and our calculations thereof may not be comparable to those reported by other companies. Restaurant contribution and restaurant contribution margin have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Included with the reconciliations to GAAP figures provided in the tables at the end of this release is a reconciliation of our restaurant contribution to the line item on the condensed consolidated statements of operations entitled “Company-operated restaurant revenues,” which we believe is the most directly comparable GAAP measure on our condensed consolidated statements of operations.

Adjusted Net Income represents company net income before items that we do not consider representative of our ongoing operating performance as identified in the reconciliation table below. Adjusted Diluted Net Income per Share represents company diluted net income per share before items that we do not consider representative of our ongoing operating performance as identified in the reconciliation table below.

EBITDA represents company net income before interest expense (net of interest income), provision for income taxes and depreciation and amortization. Adjusted EBITDA represents company net income before interest expense (net of interest income), provision for income taxes, depreciation and amortization, items that we do not consider representative of our ongoing operating performance and certain non-cash items, as identified in the reconciliation table below.

Adjusted Net Income, Adjusted Diluted Net Income per Share, EBITDA and Adjusted EBITDA are supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. Adjusted Net Income, Adjusted Diluted Net Income per Share, EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. Adjusted Net Income, Adjusted Diluted Net Income per Share, EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as substitutes for analysis of our results as reported under GAAP. In addition, in evaluating Adjusted Net Income, Adjusted Diluted Net Income per Share, EBITDA and Adjusted EBITDA, you should be aware that in the future we will incur expenses or charges such as those added back to calculate Adjusted Net Income, Adjusted Diluted Net Income per Share, EBITDA and Adjusted EBITDA.

Forward-Looking Statements

This release contains forward-looking statements. All statements other than statements of historical or current facts included in this release are forward-looking statements. Forward-looking statements discuss our current expectations, projections and guidance relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning.

Bojangles’, Inc. – Fiscal Year 2017

Fourth Fiscal Quarter 2017 Results

Forward-looking statements are inherently subject to risks, uncertainties and assumptions; they are not guarantees of performance. Actual results may differ materially from these expectations due to risks relating to, among other risks, our vulnerability to changes in consumer preferences and economic conditions; our ability to open restaurants in new and existing markets and expand our franchise system; our ability to generate comparable restaurant sales growth; financial or other difficulties, which could cause our restaurants and our franchisees’ restaurants to close; our ability to generate increased sales or profits from new menu items, advertising campaigns, changes in discounting strategy, technology initiatives or restaurant designs and remodels; cancellation of or delay in anticipated future restaurant openings; our reliance on, limited degree of control over and potential responsibility for, our franchisees; increases in the cost of chicken, pork, dairy, wheat, corn and other products; our ability to compete successfully with other quick-service and fast-casual restaurants; our vulnerability to conditions in the Southeastern United States; negative publicity, whether or not valid; concerns about food safety and quality and about food-borne illnesses, including adverse public perception due to the occurrence of avian flu, swine flu or other food-borne illnesses, such as salmonella, E. coli, or others; changes in employment and labor laws; labor shortages and increases in labor costs; the impact of litigation, including wage and hour class action lawsuits; and our dependence upon frequent and timely deliveries of restaurant food and other supplies. For further details and discussion of these and other risks and uncertainties, see our Annual Report on Form 10-K for the fiscal year ended December 25, 2016, which was filed with the SEC on March 7, 2017, and which is available at www.sec.gov. You should not place undue reliance on these statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that the assumptions and expectations will prove to be correct.

All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. In addition, all forward-looking statements speak only as of the date of this earnings release. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise other than as required under the federal securities laws.

Bojangles’, Inc. – Fiscal Year 2017

Fourth Fiscal Quarter 2017 Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

Assets	December 31, 2017	December 25, 2016
Current assets:
Cash and cash equivalents	$14,052	13,898
Accounts and vendor receivables, net	5,863	5,421
Accounts receivable, related parties, net	553	386
Inventories, net	3,619	3,326
Other current assets	2,408	3,033

Total current assets	26,495	26,064
Property and equipment, net	49,423	52,275
Goodwill	161,140	161,140
Brand	290,500	290,500
Franchise rights, net	23,146	24,243
Favorable leases, net	688	981
Other noncurrent assets	4,076	4,569

Total assets	$555,468	559,772

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,956	16,818
Accrued expenses	17,797	17,940
Current maturities of long-term debt	—	2,132
Current maturities of capital lease obligations	8,502	7,299
Other current liabilities	651	4,390

Total current liabilities	39,906	48,579
Long-term debt, less current maturities and deferred debt issuance costs, net	123,376	153,630
Deferred income taxes	71,190	111,312
Capital lease obligations, less current maturities	22,434	22,524
Other noncurrent liabilities	13,458	12,937

Total liabilities	270,364	348,982

Stockholders’ equity:
Preferred stock	—	—
Common stock	370	365
Treasury stock	(2,000)	—
Additional paid-in capital	128,895	124,802
Retained earnings	157,383	85,377
Accumulated other comprehensive income	456	246

Total stockholders’ equity	285,104	210,790

Total liabilities and stockholders’ equity	$555,468	559,772

Bojangles’, Inc. – Fiscal Year 2017

Fourth Fiscal Quarter 2017 Results

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Fiscal Quarter Ended (a)		Fiscal Year Ended (a)
	December 31, 2017	December 25, 2016	December 31, 2017	December 25, 2016
Revenues:
Company-operated restaurant revenues	$140,332	132,219	518,380	504,664
Franchise royalty revenues	7,604	6,832	28,113	26,364
Other franchise revenues	207	383	945	853

Total revenues	148,143	139,434	547,438	531,881

Company-operated restaurant operating expenses:
Food and supplies costs	45,458	41,772	164,666	158,644
Restaurant labor costs	40,847	35,862	151,212	138,839
Operating costs	31,494	28,611	121,935	112,256
Depreciation and amortization	3,550	3,278	13,632	12,709

Total Company-operated restaurant operating expenses	121,349	109,523	451,445	422,448

Operating income before other operating expenses	26,794	29,911	95,993	109,433

Other operating expenses:
General and administrative	9,813	10,852	38,397	39,041
Depreciation and amortization	693	739	2,918	2,917
Impairment	919	947	2,041	1,927
(Gain) loss on disposal of property and equipment and other	(67)	98	(305)	47

Total other operating expenses	11,358	12,636	43,051	43,932

Operating income	15,436	17,275	52,942	65,501
Amortization of deferred debt issuance costs	(174)	(196)	(614)	(763)
Interest income	1	1	16	4
Interest expense	(1,687)	(1,708)	(6,463)	(7,489)

Income before income taxes	13,576	15,372	45,881	57,253
Income tax benefit (expense)	35,239	(5,550)	26,125	(19,537)

Net income	$48,815	9,822	72,006	37,716

Net income per share:
Basic	$1.32	0.27	1.95	1.04

Diluted	$1.27	0.26	1.87	1.00

Weighted average shares used in computing net income per share:
Basic	37,055	36,448	36,838	36,258

Diluted	38,411	37,806	38,524	37,684

(a)	The fiscal quarter ended December 31, 2017 consisted of fourteen weeks, and the fiscal quarter ended December 25, 2016 consisted of thirteen weeks. The fiscal year ended December 31, 2017 consisted of fifty-three weeks, and the fiscal year ended December 25, 2016 consisted of fifty-two weeks.

Bojangles’, Inc. – Fiscal Year 2017

Fourth Fiscal Quarter 2017 Results

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Fiscal Year Ended (a)
	December 31, 2017	December 25, 2016
Cash flows from operating activities:
Net income	$72,006	37,716
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax benefit	(40,247)	(2,177)
Depreciation and amortization	16,550	15,626
Amortization of deferred debt issuance costs	614	763
Impairment	2,041	1,927
(Gain) loss on disposal of property and equipment and other	(305)	47
Provision (benefit) for doubtful accounts	156	(72)
Provision for inventory spoilage	15	20
Benefit for closed stores	—	(51)
Stock-based compensation	1,745	1,827
Excess tax benefit from stock-based compensation	—	(2,686)
Changes in operating assets and liabilities	(2,830)	1,360

Net cash provided by operating activities	49,745	54,300

Cash flows from investing activities:
Purchases of franchisee’s assets	—	(100)
Purchases of property and equipment	(9,616)	(9,695)
Proceeds from disposition of property and equipment	163	51

Net cash used in investing activities	(9,453)	(9,744)

Cash flows from financing activities:
Principal payments on long-term debt	(32,357)	(42,736)
Debt issuance costs	(643)	—
Stock option exercises	2,456	1,210
Vesting of restricted stock units	(103)	—
Excess tax benefit from stock-based compensation	—	2,686
Purchases of treasury stock	(2,000)	—
Principal payments on capital lease obligations	(7,491)	(6,081)

Net cash used in financing activities	(40,138)	(44,921)

Net increase (decrease) in cash and cash equivalents	154	(365)
Cash and cash equivalents balance, beginning of fiscal year	13,898	14,263

Cash and cash equivalents balance, end of fiscal year	$14,052	13,898

(a)	The fiscal year ended December 31, 2017 consisted of fifty-three weeks, and the fiscal year ended December 25, 2016 consisted of fifty-two weeks.

Bojangles’, Inc. – Fiscal Year 2017

Fourth Fiscal Quarter 2017 Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Reconciliation of Net Income to Adjusted Net Income

(in thousands)

	Fiscal Quarter Ended (a)		Fiscal Year Ended (a)
	December 31, 2017	December 25, 2016	December 31, 2017	December 25, 2016
Net income	$48,815	9,822	72,006	37,716

Certain professional, transaction and other costs (b)	—	398	3	464
Payroll taxes associated with stock option exercises (c)	—	44	122	124
Vesting of performance-based stock options (d)	—	495	—	495
Distributor transition costs (e)	—	—	—	81
Executive separation expenses (f)	—	81	551	278
Federal income tax rate change (g)	(40,113)	—	(40,113)	—
State income tax rate change (h)	—	—	(367)	(908)
Tax impact of adjustments (i)	—	(236)	(253)	(392)

Total adjustments	(40,113)	782	(40,057)	142

Adjusted Net Income	$8,702	10,604	31,949	37,858

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Reconciliation of Diluted Net Income Per Share to Adjusted Diluted Net Income Per Share

	Fiscal Quarter Ended (a)		Fiscal Year Ended (a)
	December 31, 2017	December 25, 2016	December 31, 2017	December 25, 2016
Diluted net income per share	$1.27	0.26	1.87	1.00

Certain professional, transaction and other costs (b)	—	0.01	—	0.01
Payroll taxes associated with stock option exercises (c)	—	—	—	—
Vesting of performance-based stock options (d)	—	0.01	—	0.01
Distributor transition costs (e)	—	—	—	—
Executive separation expenses (f)	—	—	0.02	0.01
Federal income tax rate change (g)	(1.04)	—	(1.04)	—
State income tax rate change (h)	—	—	(0.01)	(0.02)
Tax impact of adjustments (i)	—	—	(0.01)	(0.01)

Total adjustments	(1.04)	0.02	(1.04)	—

Adjusted Diluted Net Income per Share	$0.23	0.28	0.83	1.00

(a)	The fiscal quarter ended December 31, 2017 consisted of fourteen weeks, and the fiscal quarter ended December 25, 2016 consisted of thirteen weeks. The fiscal year ended December 31, 2017 consisted of fifty-three weeks, and the fiscal year ended December 25, 2016 consisted of fifty-two weeks.
(b)	Includes costs associated with third-party consultants for one-time projects, public offering expenses and certain professional fees and transaction costs related to financing transactions. We could incur similar expenses in future periods if we commence additional public offerings, financing transactions or other one-time projects.
(c)	Represents payroll taxes associated with stock option exercises related to stock options that were outstanding prior to our initial public offering. We expect to incur similar expenses in future periods when stock options that were outstanding prior to our initial public offering are exercised.
(d)	Includes non-cash, stock-based compensation related to the vesting of certain performance based stock option awards. We could incur similar expenses in future periods upon the achievement of the performance metrics indicated in the stock option grants.
(e)	Includes expenses incurred in connection with the transition to our new distributor.
(f)	Represents severance and legal fees associated with former executives departing the Company.
(g)	As a result of enacted reductions to the federal corporate income tax rate, we adjusted our deferred income taxes by applying the lower rate, which resulted in a corresponding decrease to income tax expense.
(h)	As a result of the enacted reductions to the North Carolina corporate income tax rate, we adjusted our deferred income taxes by applying the lower rate, which resulted in a corresponding decrease to income tax expense.
(i)	Represents the income tax expense associated with the adjustments in (a) through (h) that are deductible for income tax purposes.

Bojangles’, Inc. – Fiscal Year 2017

Fourth Fiscal Quarter 2017 Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(in thousands)

	Fiscal Quarter Ended (a)		Fiscal Year Ended (a)
	December 31, 2017	December 25, 2016	December 31, 2017	December 25, 2016
Net income	$48,815	9,822	72,006	37,716
Income taxes	(35,239)	5,550	(26,125)	19,537
Interest expense, net	1,686	1,707	6,447	7,485
Depreciation and amortization (b)	4,417	4,213	17,164	16,389

EBITDA	19,679	21,292	69,492	81,127
Non-cash rent (c)	282	370	1,372	1,556
Stock-based compensation (d)	560	874	1,745	1,827
Payroll taxes associated with stock option exercises (e)	—	44	122	124
Preopening expenses (f)	523	465	1,550	1,407
Certain professional, transaction and other costs (g)	—	398	3	464
Distributor transition costs (h)	—	—	—	81
Executive separation expenses (i)	—	81	551	278
Impairment and dispositions (j)	868	1,047	1,899	2,025

Adjusted EBITDA	$21,912	24,571	76,734	88,889

(a)	The fiscal quarter ended December 31, 2017 consisted of fourteen weeks, and the fiscal quarter ended December 25, 2016 consisted of thirteen weeks. The fiscal year ended December 31, 2017 consisted of fifty-three weeks, and the fiscal year ended December 25, 2016 consisted of fifty-two weeks.
(b)	Includes amortization of deferred debt issuance costs.
(c)	Includes deferred rent, which represents the extent to which our rent expense has been above or below our cash rent payments, amortization of favorable (unfavorable) leases and closed store reserves for rent net of cash payments. We expect to continue to incur similar expenses in future periods as we record rent expense in accordance with GAAP, as well as continue to amortize favorable (unfavorable) leases and record closed store reserves.
(d)	Represents non-cash, stock-based compensation. We expect to incur similar expenses in future periods as we record stock-based compensation related to existing grants (and any potential future grants) in accordance with GAAP.
(e)	Represents payroll taxes associated with stock option exercises related to stock options that were outstanding prior to our initial public offering. We expect to incur similar expenses in future periods when stock options that were outstanding prior to our initial public offering are exercised.
(f)	Includes expenses directly associated with the opening of company-operated restaurants and incurred prior to the opening of a company-operated restaurant. We expect to continue to incur similar expenses as we open company-operated restaurants.
(g)	Includes costs associated with third-party consultants for one-time projects, public offering expenses and certain professional fees and transaction costs related to financing transactions. We could incur similar expenses in future periods if we commence additional public offerings, financing transactions or other one-time projects.
(h)	Includes expenses incurred in connection with the transition to our new distributor.
(i)	Represents severance and legal fees associated with former executives departing the Company.
(j)	Includes (gain) loss on disposal of property and equipment and other, impairment and cash proceeds on disposals from disposition of property and equipment. We could continue to record impairment expense in future periods if performance of company-operated restaurants is not sufficient to recover the carrying amount of the related long-lived assets. We may incur future (gains) losses and receive cash proceeds on disposal of property and equipment associated with retirement, replacement or write-off of fixed assets.

Bojangles’, Inc. – Fiscal Year 2017

Fourth Fiscal Quarter 2017 Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Reconciliation of Operating Income to Restaurant Contribution

(in thousands)

		Fiscal Quarter Ended (a)		Fiscal Year Ended (a)
		December 31, 2017	December 25, 2016	December 31, 2017	December 25, 2016
Operating income		$15,436	17,275	52,942	65,501
Less:	Franchise royalty revenues	(7,604)	(6,832)	(28,113)	(26,364)
	Other franchise revenues	(207)	(383)	(945)	(853)
Plus:	General and administrative	9,813	10,852	38,397	39,041
	Depreciation and amortization	4,243	4,017	16,550	15,626
	Impairment	919	947	2,041	1,927
	(Gain) loss on disposal of property and equipment and other	(67)	98	(305)	47

Restaurant contribution		$22,533	25,974	80,567	94,925

Company-operated restaurant revenues		$140,332	132,219	518,380	504,664
Restaurant contribution margin		16.1%	19.6%	15.5%	18.8%
(a)	The fiscal quarter ended December 31, 2017 consisted of fourteen weeks, and the fiscal quarter ended December 25, 2016 consisted of thirteen weeks. The fiscal year ended December 31, 2017 consisted of fifty-three weeks, and the fiscal year ended December 25, 2016 consisted of fifty-two weeks.